Exhibit (b) (2)

EBRO PULEVA S.A.

as Borrower

AND

AZUCARERA EBRO, S.L., HERBA RICEMILLS, S.L. AND PULEVA FOOD, S.L.

as Initial Guarantors

JPMORGAN CHASE BANK, SUCURSAL EN ESPAÑA

as the Bank

CREDIT FACILITY AGREEMENT FOR 400,000,000 USD

CLIFFORD CHANCE

This Agreement is made and entered into in Madrid, on 23 August 2004, attested by the Madrid Notary Luis Ramallo García at the express request of the parties hereto,

BY AND BETWEEN

EBRO PULEVA, S.A., (hereinafter “Ebro Puleva” or the “Borrower”), with registered office at c/ Villanueva, 4, Madrid and tax registration number A-47412333, recorded in the Madrid Trade Register, volume 16056, folio 175, page M-271855, duly represented by Mr. Jaime Carbó Fernández, of full age, national identity card no. 692165-A, with business address for this purpose at the registered office of his principal, and Mr. Miguel Ángel Pérez Álvarez, of full age, national identity card no. 50837214-S, with business address for this purpose at the registered office of his principal, acting by virtue of the powers granted in their favour as joint attorneys in deed number 6277 executed in Madrid on 25 September 2001 before the notary Miguel Ruiz-Gallardón García de la Rasilla, recorded in entry no. 16 on the company’s page in the Register.

And:

AZUCARERA EBRO, S.L., with registered office at c/ Ruiz de Alarcón, 5, Madrid and tax registration number B-78373511, recorded in the Madrid Trade Register, volume 4527, folio 192, page M-74579, duly represented by Mr. Francisco Javier Lozano Vallejo, of full age, national identity card no. 15845418-M, with business address for this purpose at the registered office of his principal, and Mr. Oscar Sainz Septién, of full age, national identity card no. 13071526-M, with business address for this purpose at the registered office of his principal, acting by virtue of the powers granted in their favour as joint attorneys in deed number 309 executed in Madrid on 5 April 2001 before the notary Luis Ramallo García, recorded in entry no. 13 on the company’s page in the Register.

HERBA RICEMILLS, S.L., with registered office at c/ Villanueva, 4, Madrid and tax registration number B-83157024, recorded in the Madrid Trade Register, volume 17100, folio 185, page M-292843, duly represented by Mr. Jesús María Faces García, of full age, national identity card no. 16517061-W, with business address for this purpose at the registered office of his principal, and Mr. Salvador Quintero Cruz, of full age, national identity card no. 28331176-Y, with business address for this purpose at the registered office of his principal, acting by virtue of the powers granted in their favour as joint attorneys in deed number 1359 executed in Sevilla on 4 October 2002 before the notary Javier Fernández Merino, recorded in entry no. 5 on the company’s page in the Register.

PULEVA FOOD, S.L., with registered office at Camino de Purchil, 66, Granada and tax registration number B-18557264, recorded in the Granada Trade Register, volume 920, folio 216, page GR-17386, duly represented by Mr. Gabriel Martín Ocaña, of full age, national identity card no. 24169737-A, with business address for this purpose at the registered office of his principal, acting by virtue of the powers granted in his favour as joint attorney in deed number 3928 executed in Granada on 4 December 2003 before the notary Vicente Moreno Torres, recorded in entry no. 21 on the company’s page in the Register, and Mr. Luis Javier Pérez Campo, of full age, national identity card no. 35452957-K, with business address for this purpose at the registered office of his principal, acting by virtue of the powers granted in his favour as joint attorney in deed number 2520 executed in Granada on 30 July 2004 before the notary Vicente Moreno Torres, recorded in entry no. 26 on the company’s page in the Register

Hereinafter jointly referred to as “Initial Guarantors”.

And:

JPMORGAN CHASE BANK, SUCURSAL EN ESPAÑA (hereinafter “JPMorgan” or the “Bank”), with registered office at Calle Ortega y Gasset no. 29, Madrid and tax registration number A-4001407-H, duly represented by Mr. Ricardo Barrenechea Elorrieta, of full age, national identity card no. 30612160-B, with business address for this purpose at the registered office of his principal, and Mr. Emérico Salas Collantes, of full age, national identity card no. 5202000-K, with business address for this purpose at the registered office of his principal, acting by virtue of the powers granted in their favour as joint attorneys in deed number 432 executed in Madrid on 5 June 2003 before the notary José Miguel García Lombardía.

Ebro Puleva, the Initial Guarantors and the Bank are hereinafter referred to jointly as the “Parties”.

WHEREAS

I.	Ebro Puleva is interested in issuing (directly or through a subsidiary of Ebro Puleva) debt securities in the United States of America to be sold to institutional investors (the “Private Placement”) to finance the price payable to the shareholders of the US company Riviana Foods Inc (“Riviana”) following the friendly takeover bid made by Ebro Puleva on 23 July 2004 over 100% of the shares in Riviana, provided such bid is successful.

II.	Ebro Puleva is negotiating the corresponding engagement agreement the (“Engagement”) with JP Morgan Securities Inc for the aforesaid Private Placement, on terms substantially as per Annex 1 hereto, whereby JP Morgan Securities Inc will act as sole, exclusive agent of the Private Placement.

III.	In view of the possibility that the takeover bid over Riviana (and the consequent need to make settlement) may be made on 26 August 2004 (or on a subsequent date) and that the Private Placement may not have been made on or before that date, Ebro Puleva is interested in obtaining bridge financing, in the form of a credit facility, in the sum of 400,000,000 USD (FOUR HUNDRED MILLION US DOLLARS) (hereinafter the “Facility”).

IV.	The Bank has agreed to grant the Borrower the Facility requested by the latter.

The Parties, as they act hereunder, mutually recognise their representation and sufficient legal capacity to make and enter into this Credit Facility Agreement (hereinafter the “Agreement”).

NOW, THEREFORE, the parties have agreed as follows:

1.	DEFINITIONS

1.1	Definitions

Save otherwise expressly indicated and/or unless any other interpretation is clearly inferred from the provisions of this Agreement, the following terms will have throughout this Agreement the meanings ascribed to them below:

“Total Assets” means, with regard to the Consolidated Financial Statements as at 30 June 2004 or any other subsequent Consolidated Financial Statements, all the assets owned by the Borrower’s Group.

“Legal Counsel” means the Law Firm “Clifford Chance S.L.”, or such other legal counsels as may be appointed by the Bank (by agreement with the Borrower) from time to time in connection with this Agreement.

“Takeover” means any event in which any person or group of persons (in the latter case acting in concert) acquires the control of the Borrower or any of the Guarantors. For this purpose, a takeover shall be deemed to have occurred if, following the acquisition of shares in the Borrower or Guarantor in question, any of the requisites stipulated in section 4 of the Securities Market Act 24/1988 are met whereby the Borrower or any of the Guarantors is considered to belong to the same group as the party/parties acquiring its shares.

“Material Adverse Change” means any circumstance or event which, in the reasonable opinion of the Bank, may or does produce a significantly negative effect, now or in the future, on the financial position or net worth of the Borrower and Guarantors, its or their capacity to meet its or their obligations hereunder, or the validity and effectiveness of this Agreement.

“Funds Break Cost” means the difference between the interest rate at which the relevant funds are acquired by the Bank and the rate at which those same funds can be placed on the Interbank Market for the remaining period of the Drawing in question, multiplied by the number of days up to maturity of that Drawing and divided by 360 days.

“Business Days” means any day of the week except Saturdays and holidays established as such on the official calendars for Madrid, London and New York.

“Calendar Days” means every day of the year.

“Drawing” means each of the successive drawings under the Facility.

“Consolidated EBITDA” means, with respect to the Consolidated Financial Statements as at 30 June 2004 or any subsequent Consolidated Financial Statements, the operating profit plus the depreciation and amortisation charges recorded on the consolidated profit and loss account (provided that such charges have previously been deducted to calculate the operating profits) for the twelve (12) months prior to the Consolidated Financial Statements in question.

“Reference Banks” means the following banks:

•	CITIBANK-London

•	ABN AMRO Bank N.V.

•	Banque Nationale de Paris Paribas.

If any of the above-named banks merges with or is taken over by another credit institution, it shall be substituted herein and hereunder by the resulting new institution or by the absorbing entity. In the event of a spin-off or split-up of any of the Reference Banks, all the entities produced as a result of the spin-off or split-up that are still credit institutions shall be considered Reference Banks.

Should any of the Reference Banks become a Lender hereunder, that bank shall cease to be considered a Reference Bank and if, as a result of this provision, there are no longer any Reference Banks, the Bank shall appoint three new credit institutions, subject to the consent of the Borrower, which shall not be unreasonably withheld.

“Consolidated Financial Statements” means the consolidated Balance Sheets and Profit and Loss Accounts of the Borrower as at 31 March, 30 June, 30 September and 31 December and all and any other accounting documents that it is required to draw up regularly in pursuance of the mercantile law prevailing from time to time.

“Date of Drawdown” means the date on which the Borrower actually receives the amount of the relevant Drawing.

“Final Maturity” means 23 February 2005.

“Subsidiary” means any company or entity in which the Borrower or any other company of the Borrower’s Group currently has or acquires subsequent to the date of execution of this Agreement (upon incorporation or by purchase from a third party) a direct or indirect stake of more than fifty per cent (50%).

“Material Subsidiaries” means any Subsidiary:

(a)	that the Borrower has designated to fulfil the obligation it has assumed in Clause 18.2.1.(r); or

(b)	to which all or a substantial part of the assets of one or several Material Subsidiaries has been transferred (on one occasion or several successive occasions, through intercompany transactions or otherwise).

“Guarantors” means, jointly:

•	The Initial Guarantors; and

•	The Material Subsidiaries.

“Guarantees” means the guarantees contemplated in Clause 20 to secure performance of the obligations assumed by the Borrower hereunder.

“Borrower’s Group” means the Borrower and any company in which the Borrower has a direct or indirect stake in respect of which it meets any of the requisites established in section 42 of the Commercial Code and is, consequently, obliged to draw up consolidated annual accounts and directors’ report.

“Maximum Amount of the Facility” means the sum of 400,000,000 USD (FOUR HUNDRED MILLION US DOLLARS).

“Drawdown Period” means the period of time during which the Borrower may request Drawings under the Facility, subject to meeting all the requisites stipulated in this Agreement. The Drawdown Period will begin on the date on which the conditions contemplated in Clause 4 are met and end one week prior to the Final Maturity.

“Interest Period” means, at the Borrower’s choice, each period of one (1), two (2), three (3) or six (6) months (or such other duration as may be agreed between the Borrower and the Bank) into which the period of time from when the Borrower makes each Drawing to its final maturity is divided for the calculation and payment of interest.

“Events of Default” means any of the events specified in Clause 19 hereinbelow.

“LIBOR Interest Rate” means, in respect of each Drawing or any sum owing hereunder that generates an obligation to pay interest, the London Interbank Offered Rate for the USD published on page 3750 of the Telerate screen (or on such equivalent screen or page as may substitute them whenever the specified screen and/or page are not available) for deposits of an equal or similar amount to the Drawing or other sum due, for the relevant Interest Period, at or around 11.00 a.m. (London Time) two Business Days prior to the first day of the relevant Interest Period.

The following sums shall be added to the rate thus obtained:

•	the usual costs of obtaining these funds on the London Interbank Market, expressly including, though by no means limited to, the brokerage charged by intermediaries; and

•	any taxes levied or that may be levied in the future on funds obtained on the London Interbank Market.

“Substitute LIBOR Interest Rate” means the arithmetic mean of the interest rates (notified to the Bank) offered to the Reference Banks on the London Interbank Market for deposits of an equal or similar amount to the Drawing or other sum due, for the relevant Interest Period, at or around 11.00 a.m. (London Time) two Business Days prior to the first day of the relevant Interest Period. If any Reference Bank has not notified the Bank as above by 12.00 a.m. (London Time) on that day, the rate shall be calculated in respect of the rates that have been so notified in due time and form by the remaining Reference Banks.

The following sums shall be added to the rate thus obtained:

-	the usual costs of obtaining these funds on the London Interbank Market, expressly including, though by no means limited to, the brokerage charged by intermediaries; and

-	any taxes levied or that may be levied in the future on funds obtained on the London Interbank Market.

All references to times herein shall be deemed made to CET (“Central European Time”), save otherwise expressly stated.

2.	AMOUNT OF THE FACILITY

The Bank grants the Borrower, which accepts, a credit facility of 400,000,000 USD (FOUR HUNDRED MILLION US DOLLARS), which the Borrower undertakes to repay, together with all interest, expenses and whatsoever other sums due thereon, on the terms and conditions stipulated in this Agreement.

3.	PURPOSE OF THE FACILITY

This Facility is to be applied to:

(a)	finance the price payable to the shareholders of Riviana following the friendly takeover bid made by Ebro Puleva on 23 July 2004 over 100% of the shares in Riviana; and

(b)	refinance the bank debt of Riviana.

The Bank is not obliged to verify fulfilment by the Borrower of this obligation, although it may request such information as it may reasonably consider appropriate for this purpose.

4.	CONDITIONS FOR DRAWDOWN

4.1	The Bank has, prior to execution of this Agreement, received copies of the powers of attorney granted by the Borrower and the Initial Guarantors for the execution of this Agreement.

4.2	Prior to or simultaneously with the first Drawdown Notice under the Facility, the Bank shall receive satisfactory proof that the Borrower and JP Morgan Securities Inc have signed the Engagement Agreement on terms substantially as per Annex 1 hereto.

5.	DRAWDOWN

5.1	Requisites

The Borrower may draw down the Facility during the Drawdown Period, provided that:

(a)	No Events of Default have occurred; and

(b)	The amount drawn down under the Facility does not exceed the Maximum Amount of the Facility.

Drawdown Notices shall be irrevocable once received by the Bank and the Borrower shall be obliged to draw down the requested amount on the date, in the sum and with the Interest Period and other conditions therein stated.

5.2	Minimum amount of Drawings

Each Drawing shall be made for no less than 10,000,000 USD (TEN MILLION US DOLLARS) or multiples thereof, except the last Drawing, which may be made for the total amount undrawn.

No more than five (5) Drawings shall be outstanding at any one time.

5.3	Drawdown Notice

The Borrower shall send the Bank written notice requesting the amount of the Drawing, to be received by the Bank no later than 10.00 a.m. five (5) Business Days prior to the Date of Drawdown specified (save the first Drawing, for which, by exception, at least three (3) Business Days’ notice shall be given). This Drawdown Notice, drawn up as per Annex 2 hereto, shall contain the following details:

a)	the Date of Drawdown (which shall be a Business Day);

b)	the amount of the Drawing;

c)	the Interest Period chosen, unless there is no such choice, pursuant to Clause 7;

d)	the account opened in name of the Borrower, in which the amount of the requested Drawing is to be credited.

5.4	Delivery of funds to the Borrower

The Bank shall transfer the amount of the requested Drawing, with same day value, to the account specified by the Borrower in the Drawdown Notice no later than 11.00 a.m. on each of the Dates of Drawdown.

Upon credit by the Bank to the Borrower of the Drawings as per the preceding paragraph, the Borrower shall be deemed to have automatically issued an effective receipt to the Bank.

5.5	Suspension of the Bank’s obligation to deliver the requested Drawing

Should any Event of Default occur prior to the Date of Drawdown, the Bank shall not be obliged to deliver the funds of the relevant Drawing until such Event of Default has been remedied.

5.6	Repayment of Drawings

The Borrower shall repay all Drawings to the Bank at maturity of their respective Interest Periods.

This notwithstanding, the Borrower may, if it meets the requisites stipulated in this Clause 5 for any Drawings, notify the Bank of its desire to renew a Drawing (provided it is not the last one) at maturity, in which case the procedure established in this Clause 5 shall be followed. In the absence of this notice (made sufficiently in advance as per Clause 5.3 above), the Borrower shall be deemed not to wish to renew the Drawing in question, in which case it shall be obliged to repay the corresponding amount and all interest thereon. Sums thus repaid may be redrawn up to one week before Final Maturity.

6.	LOAN ACCOUNT

The Bank shall open a special loan account in name of the Borrower, in which the following entries shall be made, as appropriate:

DEBIT:

-	The sums drawn down as principal.

-	The amount of interest statements and whatsoever other sums payable by the Borrower hereunder.

CREDIT:

-	Any sums paid by the Borrower to the Bank in payment or repayment of the items indicated above.

The net balance owed by the Borrower to the Bank hereunder shall thus be established at all times.

The Parties expressly agree that the balance of the aforesaid account, duly certified by the Bank, shall, save error, be valid evidence in court pursuant to Clause 21 below.

7.	INTEREST PERIODS

7.1	The Interest Period of each of the Drawings (or renewals) made hereunder shall commence on the respective Date of Drawdown and end one (1), two (2), three (3) or six (6) months after that date, at the Borrower’s choice, or on the corresponding date pursuant to Clause 7.2 below.

Each Interest Period shall be deemed to include the first day and exclude the last day of that period.

7.2	If an Interest Period commences prior to the Final Maturity and would end after that date, the Interest Period in question shall effectively end at Final Maturity.

7.3	If the relevant Interest Period has a different duration to the terms of USD deposits for which, according to the definitions of the LIBOR Interest Rate or Substitute LIBOR Interest Rate, as the case may be, reference interest rates are available, the interest rate applicable to that Interest Period shall be calculated by linear interpolation of the two rates corresponding to the next longer period and the next shorter period. If there is no next shorter period, the interest rate established for the next longer period for which such rate is available shall be applied.

8.	INTEREST

8.1	Amount

The Borrower shall pay interest to the Bank at the LIBOR Interest Rate and for each Interest Period on the principal of the Facility outstanding from time to time.

8.2	Calculation and notification

The Bank shall calculate the interest rate applicable for such Interest Period and notify the Borrower no later than 13.00 on the Business Day immediately preceding the first day of the corresponding Interest Period.

The interest rate thus established shall be binding on the Parties, save error. In the event of manifest error in the calculation of an interest rate notified to the Borrower, the Bank shall adjust the calculation of that rate to the provisions of this Clause with effect as from the first day of the Interest Period to which the rate in question is applicable.

8.3	Accrual

Interest shall accrue on a day-to-day basis and shall be calculated on the amount of each Drawing separately for each Interest Period up to full repayment of the relevant Drawing, on the basis of actual days elapsed and a 360-day year; payment shall be made on the last day of each Interest Period, without prior request, in pursuance of Clause 12 below.

8.4	Late payment interest on sums due and outstanding

Late payment interest shall accrue on all sums due and outstanding, in pursuance of Clause 14 below.

9.	SUBSTITUTE INTEREST RATE

The Bank shall notify the Borrower if it is not possible to establish the LIBOR Interest Rate.

In this case, the Substitute LIBOR Interest Rate shall be applicable.

After calculating the substitute interest rate applicable to the Interest Period in question, the Bank shall notify the Borrower no later than 14.00 on the Business Day immediately preceding the first day of the corresponding Interest Period.

The substitute interest rate calculated by the Bank shall be binding on the Parties, save error. In the event of manifest error in the calculation of a substitute interest rate notified to the Borrower, the Bank shall adjust the calculation of that rate to the provisions of this Clause with effect as from the first day of the Interest Period to which the rate in question is applicable.

As soon as the corresponding Interbank Market so permits, the applicable interest rate shall again be calculated in accordance with Clause 8, as the Bank shall duly notify the Borrower.

The provisions of Clauses 8.3 and 8.4 shall be applicable to all interest accrued in pursuance of this Clause.

10.	SECONDARY SUBSTITUTE INTEREST RATE

The Bank shall notify the Borrower if it is not possible either to calculate the applicable interest rate as per the preceding Clause.

In such event, the Bank shall calculate the applicable interest rate as the mean annual interest rate applicable to USD deposits on the corresponding Interbank Market two Business Days before the first day of the corresponding Interest Period, for deposits of an equal or similar amount to the Drawing and for the nearest period of time (and in the event of equal difference, the next shorter period) to the duration of the Interest Period in question at which one or several of the respective Reference Banks may have obtained funds, plus any tax, surcharge or brokerage levied thereon.

After calculating the secondary substitute interest rate as above, the Bank shall notify the Borrower of the interest rate applicable to the Interest Period in question no later than 14.00 on the Business Day immediately preceding the first day of that Interest Period.

The secondary substitute interest rate thus calculated shall be binding on the Parties, save error. In the event of manifest error in the calculation of a secondary substitute interest rate notified to the Borrower, the Bank shall adjust the calculation of that rate to the provisions of this Clause with effect as from the first day of the Interest Period to which the rate in question is applicable.

As soon as the corresponding Interbank Market so permits, the applicable interest rate shall again be calculated in accordance with Clause 8, or Clause 9 as the case may be, as the Bank shall duly notify the Borrower.

The provisions of Clauses 8.3 and 8.4 shall be applicable to all interest accrued in pursuance of this Clause.

11.	REPAYMENT. REDUCTION OF THE AMOUNT OF THE FACILITY

11.1	Repayment

All Drawings under this Facility shall be repaid to the Bank upon expiry of their respective Interest Periods, unless renewed pursuant to Clause 5.6.

The Borrower shall in any case be obliged to repay to the Bank at Final Maturity all sums outstanding hereunder.

11.2	Obligatory Prepayment

11.2.1	The Borrower shall prepay the Facility in full within five (5) Business Days after the date on which Ebro Puleva or the appropriate subsidiary of Ebro Puleva receives the funds raised by the Private Placement.

11.2.2	The Borrower shall prepay the Facility in full within two (2) Business Days after the date on which it voluntarily terminates the Engagement.

11.3	Reduction of the Amount of the Facility

The Borrower may, giving the Bank at least ten (10) Calendar Days’ written notice, reduce the Maximum Amount of the Facility, in full or in part, provided that it is reduced by a minimum of 20,000,000 USD (TWENTY MILLION US DOLLARS) or a larger sum that is a whole multiple of 10,000,000 USD (TEN MILLION US DOLLARS) (unless the amount of the Facility drawn down is smaller, in which case the Borrower may repay the full amount of the Facility drawn down), subject to the following rules:

11.3.1	This reduction may be made on any Business Day within the effective term of this Agreement if made against undrawn sums of the Facility.

11.3.2	Otherwise, that is, if the reduction of the Maximum Amount of the Facility is made entirely or partially against sums drawn down hereunder, it will entail prepayment of those sums and, consequently, such reduction may only be made at the end of an Interest Period.

Any reduction of the Maximum Amount of the Facility shall be permanent, such that as from the corresponding date of reduction, the Borrower may not redraw the sums affected and the Bank’s commitment will be reduced accordingly.

The notice of reduction of the Maximum Amount of the Facility shall be irrevocable and binding on the Borrower upon receipt by the Bank.

Should the Borrower default its undertaking to reduce the Maximum Amount of the Facility as and on the date specified in the corresponding notice, this shall not be considered an Event of Default although the Borrower shall be obliged to indemnify the Bank for all and any damages incurred by the latter as a result of the default contemplated in this paragraph, including, by way of example, any losses corresponding to the Funds Break Cost.

No fees shall be charged for the voluntary early reduction by the Borrower of the Maximum Amount of the Facility contemplated in this clause.

12.	PAYMENTS UNDER THE FACILITY

12.1	Payments by the Borrower under the Facility

All payments to be made by the Borrower for repayments, interest and whatsoever other sums payable hereunder shall be made without prior request no later than 10.00 a.m. on the respective due date, into account number 67043508 opened in name of JPMorgan Chase Bank, Sucursal en España (CHASESM3) with JPMorgan Chase Bank New York (CHASUS33), IBAN: FOR FURTHER CREDIT TO: 0151 0001 60 0073239502, reference Ebro Puleva, such that the amount in question shall be disposable on the due date, according to the value date rules of the Bank of Spain.

12.2	Discharging Effects

All payments made by the Borrower through the account contemplated in the preceding Clause shall have discharging effects.

12.3	Authorisation of the Bank by the Borrower

During such time as the Borrower shall have any obligations outstanding hereunder, the Borrower expressly authorises the Bank to apply any balances it may have in its favour in the current, savings or credit accounts, time deposits or whatsoever other deposits that it holds or will hold with the Bank to pay off any sums due and outstanding hereunder.

The Borrower further authorises the Bank to sell any securities that it may have deposited with the Bank and apply the proceeds to the payment of any sums due and outstanding hereunder, provided that the Bank has requested payment of the amount overdue and such payment has not been made within three (3) Business Days of receiving that request.

12.4	Compensation of damages caused to the Bank

The Borrower shall compensate the Bank for any damages incurred by the latter as Funds Break Cost as a result of repayments made other than on the corresponding repayment date or payments made other than on the normal due date of the obligation, or other than at the end of an Interest Period.

12.5	Payment dates

Whenever any payment or maturity falls on a Non-Business Day for the purposes of this Agreement, the corresponding payment shall be made on the next succeeding Business Day, unless the next succeeding Business Day falls in the following month, in which case payment shall be made on the preceding Business Day.

Any over or short time in the duration of an Interest Period as a result of the above-mentioned adjustment shall be deducted or added, respectively, in the next succeeding period and shall not increase or reduce, as the case may be, the amount of interest and other expenses applicable.

13.	ATTRIBUTION OF PAYMENTS

All payments made by the Borrower to the Bank hereunder shall be applied to the following items in the order established below:

1.	Expenses contemplated in Clause 15.

2.	Late payment interest.

3.	Taxes.

4.	Additional costs contemplated in Clause 16.

5.	Legal costs.

6.	Ordinary interest.

7.	Outstanding balance drawn down under the Facility.

Within each of the foregoing items, the payments shall be applied first to the oldest debts. This notwithstanding, the application of any payment to a given debt shall by no means imply a waiver of others, albeit older, corresponding to the same or any other item. In particular, the receipt by the Bank of a payment of principal under the Facility shall not cancel the Borrower’s obligation to pay the interest thereon, even though the Bank does not expressly reserve its right to the agreed interest.

14.	LATE PAYMENT

Should the Borrower fall into arrears in the payment of any sums due hereunder and fail to repay all sums owing to the Bank, it shall be charged late payment interest on the sums outstanding, in pursuance of section 316 of the Commercial Code, at the rate defined hereinbelow.

The late payment interest rate applicable to any sums due and outstanding hereunder shall be calculated by adding two (2) percentage points (2%) to the LIBOR Interest Rate or the Substitute LIBOR Interest Rate, as the case may be, from the date on which the Borrower defaults any sums due hereunder up to the date of full payment of such sums.

Late payment interest shall accrue from day to day on the sums defaulted, on the basis of actual days elapsed and a 360-day year, and shall be assessed and paid monthly in arrears from the occurrence of default to the date of effective payment.

Any late payment interest due and outstanding shall be capitalised monthly in pursuance of section 317 of the Commercial Code.

A certificate issued by the Bank stating the sums due in pursuance of this Clause shall be binding on the Borrower, save error or contradictory evidence submitted by the latter.

The provisions of this Clause may not be construed as a waiver or reduction of the rights corresponding to the Bank in the event of nonpayment, as established elsewhere herein.

15.	TAXES AND EXPENSES

15.1	All payments due by the Borrower to the Bank hereunder shall be made free and net of any deduction or withholding, including withholding tax, unless the Borrower is legally obliged to make such deduction or withholding for tax purposes, in which case the sum payable by the Borrower against which such deduction or withholding is to be made shall be increased appropriately to ensure that after making such deduction or withholding, the Bank receives (free from all liability in respect of the deduction or withholding) a net sum equal to the amount it would have received but for the deduction or withholding made or required to be made.

Similarly, if the Bank is required to make any advance payment on account of taxes on any sum received or receivable by the Bank hereunder, the Borrower shall, at the Bank’s request, immediately reimburse the Bank for such payment.

If, subsequent to a payment made by the Borrower in pursuance of this Clause, the sum withheld, deducted or paid on account giving rise to such payment is recovered, the Bank shall be obliged to refund said amount to the Borrower within thirty (30) Calendar Days after its effective rebate or after the imputation or offset of those sums by the Bank on the corresponding tax returns. For this purpose, the Borrower may require the Bank to confirm the existence or otherwise of the rebate, imputation or offset of the sum withheld, deducted or paid on account.

15.2	The Borrower shall pay all expenses arising from or in connection with the preparation and execution of this Agreement, at the request of the Bank, including:

(a)	the fees, brokerage and out-of-pocket expenses of the notary attesting the execution of this Agreement, any modification hereof or any notices, requests or formalities required for fulfilment hereof (including such legal fees, if any, as may be reasonably incurred and duly documented); and

(b)	the fees of the Legal Counsel, according to the quote previously accepted by the Borrower. The Legal Counsel shall issue the corresponding invoice directly to the Borrower.

15.3	All legal and out-of-court expenses and solicitor’s and barrister’s fees (in the latter case, provided they are duly justified) and such others as may be incurred as a result of any default of this Agreement by the Borrower shall also be payable by the Borrower.

16.	ADDITIONAL COST. EX POST FACTO ILLEGALITY

16.1	Additional Cost

Should any obligations (such as ratios, reserves or mandatory deposits, among others) be imposed on the Bank by any state or other law or regulation, leading to a reduction or negative variation in the yield obtained by the Bank on the transaction or increasing the cost of the funds obtained by the Bank on the Interbank Market to finance this Agreement, or if any limitations are established on the interest rate or of any other nature that may reduce the income entitlement of the Bank hereunder, the Borrower shall be obliged to compensate the Bank in a sum equivalent to the amount by which the cost of those funds is raised and/or the income is reduced, provided that the Bank submits documentary evidence of having incurred such increased cost or reduced income and specifies such higher costs or lower income in a detailed statement, stating reasons.

16.2	Ex post facto illegality

When fulfilment of any of its obligations hereunder requires the Bank to breach any provision of law or regulation or any regulatory measure ordered or binding interpretation issued by a competent authority or official body, the Bank may, after notifying the Borrower of the circumstances causing such infringement or illegality, declare all its obligations cancelled within no more than fifteen (15) Calendar Days after the date of notification to the Borrower, whenever the provision, measure or interpretation so allow.

The Bank shall take all reasonable measures to avoid or reduce the effects of the circumstances contemplated in this Clause and shall consult the Borrower in good faith to find a way to achieve the above purpose, including transfer of its position hereunder to another or other credit institution(s) not affected by the relevant circumstances.

If no such measures are possible, the Borrower shall be obliged to repay all sums owing to the Bank hereunder within no more than fifteen (15) Calendar Days after the date of the notification advising the Borrower of this situation.

17.	REPRESENTATIONS

17.1	Representations

The Bank enters into this Agreement on the basis of the formal representations made by the Borrower and the Guarantors, who solemnly represent to the Bank as follows:

17.1.1	They are commercial enterprises validly organised under Spanish law, engaged in the business contemplated in their objects and have sufficient capacity to sign this Agreement and the Guarantees to which they may be party, now or in the future, and to exercise their rights and meet their obligations hereunder and thereunder. All corporate and other actions required for the execution of each and all of such documents and for the performance of their obligations thereunder have been duly taken (or, with regard to any Guarantees to be made after the date of execution of this Agreement, shall be duly taken).

17.1.2	They have full capacity to execute and fulfil this Agreement and the Guarantees and have adopted, made and taken all resolutions, actions and proceedings required to permit the lawful execution and fulfilment of this Agreement and the Guarantees and, in the case of the Borrower, to draw down the Facility, and the obligations undertaken in this Agreement and the Guarantees are legal, valid and binding.

17.1.3	The execution and fulfilment of this Agreement and the Guarantees does not infringe any provision of whatsoever rank or the Bylaws to which they are subject or any contract or agreement to which they are party.

17.1.4	At present there is no event which may, in itself or over time and/or upon notification or request, constitute default of any obligation which could in any way be binding on the Borrower or the Guarantors and that could affect repayment of the Facility.

17.1.5	To the best of their knowledge and belief, there is no circumstance or event in view of which the Borrower or any of the Guarantors may be expected to adopt any corporate measure or any action may be taken by or against the Borrower or any of the Guarantors for their administration by third parties, receivership, bankruptcy, arrangement with creditors or restructuring, or for the appointment of a trustee, referee, commissioner, administrator or similar officer for the company or any of its assets.

17.1.6	The payments to be made by the Borrower or the Guarantors to the Bank hereunder are not subject, under the legislation applicable at the date of execution of this Agreement, to any deduction or withholding of any nature, or to any stamp duty or similar taxes.

17.1.7	Their financial statements have been drawn up in accordance with the generally accepted accounting principles and standards in Spain.

17.1.8	All information supplied by the Borrower or the Guarantors to the Bank, including financial information, is correct and gives a true and fair view of its position, there are no facts, events or omissions that may detract from that information and they are not aware of any event or circumstance that has not been disclosed to the Bank and which, if so disclosed, could adversely affect the Bank’s decision to finance the Borrower.

17.1.9	Their respective balance sheets and profit and loss accounts, which have been drawn up in accordance with the generally accepted accounting principles and practices in Spain, give a true and fair view of their respective financial positions and the results of their respective operations as at the date thereof; and no Material Adverse Change has occurred between that date and the execution of this Agreement.

17.1.10	At present, no lawsuit, arbitration or proceedings of whatsoever nature have been brought or instituted against the Borrower or the Guarantors nor are they aware of the impending institution of any such proceedings or actions which, if resolved against them, would give rise to a Material Adverse Change or jeopardise (i) their respective capacity to meet their obligations hereunder or (ii) the validity or enforceability of this Agreement.

17.1.11	They have taken out with well-known insurance companies the usual asset insurance in Spain for undertakings of an equivalent size and in the same sector of business as the Borrower’s Group, covering the risks and amounts habitually covered in Spain for undertakings of an equivalent size and in the same business sector.

17.1.12	They are up to date with the fulfilment of their civil, commercial, environmental, labour, tax and social security obligations, with no significant exceptions.

17.1.13	At present there is no Material Adverse Change.

17.1.14	They comply with prevailing laws regarding employee pension schemes.

17.1.15	In any proceedings filed in Spain in connection with this Agreement or the Guarantees, they will not be entitled to claim any immunity of whatsoever nature for their assets against prosecution, enforcement, attachment or whatsoever equivalent legal proceedings.

17.1.16	Under the laws prevailing upon execution of this Agreement, any claims by the Bank against the Borrower or any of the Guarantors hereunder shall rank at least pari passu with the claims of any other creditors, except for any privileges established directly by law.

17.1.17	The Guarantees are, or will be once furnished, valid top-ranking guarantees in respect of the assets and revenues subject to the respective Guarantee, with priority over all other debts, except for any privileges established directly by law.

17.1.18	The execution of this Agreement and the Guarantees and exercise of their rights and fulfilment of their obligations hereunder and thereunder shall not give rise to or oblige the Borrower or the Guarantors to create any encumbrance over all or part of their present or future revenues or assets in favour of other creditors of the Borrower or the Guarantors.

17.1.19	Their respective assets or rights are not affected by any pledge, mortgage, lien or other encumbrance which:

(a)	prior to execution of this Agreement, are not duly recorded in the audited consolidated annual accounts of the Borrower for the year ended 31 December 2003;

(b)	subsequent to execution of this Agreement, differ from those expressly permitted hereby.

17.1.20	No guarantee has been furnished to third parties by the Borrower or the Guarantors or by any third party on behalf of the Borrower or the Guarantors that may give rise to a repayment duty of the Borrower or the Guarantors that is not duly reflected in the audited consolidated annual accounts of the Borrower for the year ended 31 December 2003.

In any case, the Borrower and the Guarantors expressly represent and warrant that any and all such guarantees have been furnished or will be furnished in the normal course of business of the Borrower or the Guarantors, as the case may be, and in accordance with the provisions of this Agreement.

17.1.21	The Borrower and the Initial Guarantors jointly represent at least eighty per cent (80%) of the Total Assets and eighty per cent (80%) of the Consolidated EBITDA.

17.2	Validity of the representations

The representations made by the Borrower and Guarantors in Clause 17.1 shall be deemed reiterated on each Date of Drawdown and at the beginning of each Interest Period in respect of the facts and circumstances prevailing at that time.

18.	PERSONAL OBLIGATIONS

18.1	Reporting obligations

The Borrower shall:

18.1.1	deliver the Consolidated Financial Statements to the Bank promptly when they are available and in any case within the time stipulated in law for drawing up and, where appropriate, approving them;

18.1.2	deliver to the Bank, promptly upon becoming aware of them, the details of any lawsuits, arbitrations or proceedings of whatsoever nature instituted by or against the Borrower or by or against any of the Guarantors, or of impending institution when they are so aware, in a sum equal to or greater than 6,000,000 euro (SIX MILLION EURO); and

18.1.3	deliver to the Bank, within fifteen (15) Calendar Days after receiving the corresponding written request, any information on the financial position, business and/or operations of the Borrower or any of the Guarantors that could be reasonably requested by the Bank. In any case, the Bank acknowledges and accepts that the Borrower shall comply with the laws and regulations of the security markets when furnishing any information that may be requested by the Bank.

18.2	Positive obligations

18.2.1	The Borrower undertakes:

(a)	To notify the Bank of any event that renders or may be reasonably expected to render untrue any of the representations made in Clause 17.1.

(b)	To obtain and maintain in force such authorisations, permissions, licences or approvals as may be required by any provision or required by any authority for the fulfilment and validity of its obligations or actions under this Agreement and/or the Guarantors. The Borrower specifically undertakes to maintain the validity, effectiveness and full enforceability of the Guarantees.

(c)	To draw up its Consolidated Financial Statements in accordance with the laws and generally accepted accounting principles in Spain.

The Borrower further undertakes that the Subsidiaries shall draw up their financial statements in accordance with the laws and generally accepted accounting principles in the respective country in which they are domiciled.

(d)	To notify the Bank forthwith of any fact or event that could substantially affect its solvency or that of the Subsidiaries or that will foreseeably prevent fulfilment of its obligations to the Bank or give rise to an Event of Default or which may over time reasonably become an Event of Default.

(e)	To maintain the Facility and the rights of the Bank hereunder at least pari passu and with the same priorities and real, personal or other sureties as any contract or agreement made with any other creditor of the Borrower, except for any priorities established by law.

(f)	To have (and cause the Subsidiaries to have) all its insurable assets insured according to common practice in companies of its sector, covering an amount equivalent to the fair market value of the insured assets. It shall also be up to date (and cause the Subsidiaries to be up to date) with the payment of the corresponding insurance premiums and comply (and cause the Subsidiaries to comply) with all and any obligations deriving from the corresponding insurance policies.

(g)	To apply the amount of any compensations that may be received from insurance undertakings under the insurance policies contemplated in the preceding paragraph to repair the damaged assets and if, for any reason, such repair is not made, to preserve in its net worth in all cases the amount of the compensation or the asset or assets acquired with the amount of that compensation.

(h)	To comply strictly with all laws and regulations affecting companies listed on Spanish or foreign securities markets, as the case may be, insofar as they are applicable by virtue of its being a listed company.

(i)	In the event of any modification of its status as a listed company, to give the necessary explanation to the Bank of such change of status and the measures taken to prevent it affecting the fulfilment of its obligations hereunder.

(j)	Within ten (10) Business Days after the date as of which the Borrower and its Guarantors represent less than eighty per cent (80%) of the Total Assets and less than eighty per cent (80%) of the Consolidated EBITDA, to designate such Material Subsidiaries as may be necessary to equal or exceed that percentage.

Within the same time, the Material Subsidiaries thus designated by the Borrower shall furnish a joint and several guarantee to the Bank securing the obligations of the Borrower hereunder, as per the form of guarantee attached in Annex 3 hereto.

The joint and several guarantee shall be substituted with another guarantee that is equivalent in the opinion of the Bank (expressly including although by no means limited to the pledging of the shares held by the Borrower in the relevant Material Subsidiary) if, for any reason, said joint and several guarantee cannot be furnished by the relevant Material Subsidiary or, having been furnished, becomes null, void, ineffective or otherwise howsoever jeopardised.

The costs incurred in the furnishing of these guarantees shall be for the exclusive account of the Borrower.

(k)	To comply at all times with its material and formal legal tax, labour and social security duties.

(l)	To comply at all times with the local, regional or national environmental laws and regulations and the provisions of all and any International

Treaties adhered to by Spain and of the environmental Regulations of the European Union, including the remedial measures required therein.

(m)	To maintain its present form, objects and activity, not substituting or discontinuing its current activity or business in any way whatsoever.

(n)	To inform the Bank promptly upon becoming aware of any legal or arbitration proceedings which, if resolved against the Borrower, may give rise to a Material Adverse Change.

(o)	To provide the Bank with all and any information that it may reasonably request on the general financial situation of the Borrower.

(p)	To inform the Bank forthwith upon becoming aware of any substantial modification in the legislation or criteria issued by the competent authority governing the Borrower’s business activities insofar as they may substantially affect its capacity to meet its payment obligations hereunder.

(q)	To provide the Bank throughout the effective term of this Agreement, simultaneously with the remittance thereof, with copies of all communications sent by the Borrower to its shareholders (as such) concerning matters that could be of major importance for the effectiveness and application of this Agreement.

(r)	To ensure that the obligations undertaken by the Borrower hereunder are guaranteed at all times by Subsidiaries which, together with the Borrower, represent at least eighty per cent (80%) of the Total Assets and Consolidated EBITDA.

(s)	To comply at all times throughout the effective term of this Agreement with the laws and regulations applicable from time to time in respect of employee pension schemes and make prompt payment of all premiums and other costs relating thereto that may be claimable under the legislation governing such schemes.

(t)	To keep in force all permissions, licences and intellectual and/or industrial property rights that may be necessary for the Borrower and the Subsidiaries to engage in their respective activities.

18.2.2	The Guarantors undertake to the Bank the obligations undertaken by the Borrower in Clause 18.2.1 (a), (b), (d), (f), (g), (j), (k), (l), (m), (n), (o) and (p) above.

18.3	Negative obligations

18.3.1	The Borrower undertakes:

(a)	Not to secure (or allow any of the Subsidiaries to secure) own obligations other than those assumed hereunder through the creation of a mortgage, pledge or whatsoever other encumbrance or right in rem over its current or future assets in excess, individually or in conjunction with other guarantees furnished earlier, of 3,000,000 USD (THREE MILLION US DOLLARS) without the prior written consent of the Bank.

The following are excluded from the provisions of this paragraph:

(i)	Any assets acquired by the Borrower or the Subsidiaries subsequent to the date of execution of this Agreement that are already backed by a mortgage, pledge or any other encumbrance or right in rem.

(ii)	Any mortgages, pledges or whatsoever other encumbrance or right in rem established prior to the date of execution of this Agreement and duly recorded in the audited consolidated annual accounts of the Borrower as at 31 December 2003.

(b)	Not to sell or otherwise dispose (or allow the Subsidiaries to sell or otherwise dispose) of any assets or elements of its fixed assets other than on arm’s length terms, incorporating the proceeds of the sale in the net worth of the Borrower or the Subsidiaries, as the case may be.

(c)	Not to wind up, save on legal grounds, without the prior, express, written consent of the Bank.

Similarly, the Borrower shall not allow the Subsidiaries to wind up, save on legal grounds, without the prior, express, written consent of the Bank.

(d)	Not to merge, demerge or perform any other corporate operation with similar effects without the prior, express, written consent of the Bank.

(e)	Not to reduce its stake in the Material Subsidiaries to below fifty-one per cent (51%) without the prior, express, written consent of the Bank.

(f)	Not to do anything that may hamper or hinder the conversion of any company or entity into Guarantor on meeting the requisites established in the definition of Material Subsidiary.

(g)	Not to transfer its activity or its main activities (and to prevent the Subsidiaries from doing so) to another company or entity that does not meet the requirements to be considered Guarantor (not meeting the requisites established in the definition of Material Subsidiary) without the prior, express, written consent of the Bank and without having simultaneously furnished for this Agreement substitute guarantees to the satisfaction of the Bank.

(h)	Not to appoint any auditors of the Borrower other than well-known firms of auditors without the prior, written consent of the Bank. It is expressly put on record that the current auditor of the Borrower is Ernst & Young.

(i)	Not to effect any intercompany transactions with its shareholders and/or companies or entities belonging to the group of its shareholders (as defined in section 4 of the Securities Market Act) other than on arm’s length terms. The Borrower shall, in any case, give the Bank prior notice of its desire to effect any such transactions, indicating the terms thereof and providing such supplementary information as the Bank may request to check that the transaction thus proposed is to be made on arm’s length terms.

18.3.2	The Guarantors undertake to the Bank the obligations undertaken by the Borrower in Clause 18.3.1 (b), (c), (d), (f), (h) and (i) above.

19.	EVENTS OF DEFAULT

The Borrower shall lose the benefit of the term and the Bank may declare the Facility due and payable, demanding payment of all sums then outstanding hereunder, in any of the following Events of Default:

19.1	If the Borrower fails to pay on the respective due dates the principal, interest, expenses or whatsoever other sum due hereunder and such payment is not made within five (5) Business Days of the respective due date, without prior request.

19.2	If the Borrower or any of the Guarantors default any obligation hereunder other than that contemplated in 19.1, particularly but by no means exclusively if the Borrower or any of the Guarantors violates any of the representations made in Clause 17.1 or defaults any of the obligations undertaken in Clause 18, unless such default is remedied by the Borrower or the respective Guarantor within seven (7) Business Days of being so notified. This time shall not be applicable to Clause 19.1 above.

19.3	If the Auditor’s Report issued by the auditor of the Borrower in respect of any of its consolidated annual accounts contains any major qualification. For this purpose, any qualification which, if correct, could give rise to a Material Adverse Change shall be considered major.

19.4	If any authorisation or any legal requirement necessary at present or in the future for the validity or enforceability of this Agreement or the Guarantees is not granted, renewed or met.

19.5	If the Borrower or any of the Subsidiaries ceases to pay when due any sum owing by them that is due and payable under agreements signed with other financial institutions or any third party (and/or if any creditor is entitled to call in any financial obligation undertaken by the Borrower or any of the Subsidiaries pre-term) which, individually or in conjunction with other earlier such sums, is equal to or greater than 6,000,000 USD (SIX MILLION US DOLLARS).

19.6	If assets of the Borrower or any of the Subsidiaries are attached in a sum, considered individually or in conjunction with earlier attachments, equal to or greater than 6,000,000 USD (SIX MILLION US DOLLARS).

19.7	If the Borrower or any of the Subsidiaries files a petition in bankruptcy, receivership or insolvency under Act 22/2003 of 22 July or if, when such petition is filed against it by a third party, it is accepted by court ruling, or if the Borrower or any of the Subsidiaries is placed under judicial receivership or subject to attachment or admits that it is unable to meet its debts when due or enters into renegotiation of all or a substantial part of its payment obligations, or takes any other similar action, in or out of court, producing identical results.

The seven (7) Business Days granted for remedy in Clause 19.2 shall not be applicable in this Event of Default.

19.8	If the fulfilment of all or any of their obligations hereunder is or becomes at any time unlawful for the Borrower or the Guarantors or if any of the obligations of the Borrower or the Guarantors hereunder are not or cease to be lawful, valid and binding on them.

19.9	If any of the documents or information supplied by the Borrower or the Guarantors to the Bank, including financial information and information given in the representations made by the Borrower or the Guarantors herein, whether prior to execution of this Agreement or during the effective term hereof, is substantially untrue or inaccurate.

19.10	If the Borrower uses the funds obtained hereunder other than for the purpose established herein.

19.11	If a substantial change in legislation affects the Borrower, entailing or involving a variation of the bases considered by the Bank when granting this Facility, unless the Borrower and the Bank sign the corresponding modification to this Agreement within thirty (30) Calendar Days after receipt by the Borrower of a request from the Bank, to adjust it to the change in legislation affecting the bases taken into account by the Bank upon execution of this Agreement.

19.12	If any of the Guarantees is not or ceases to be an effective guarantee on its own terms, with priority, where necessary, in respect of the assets over which it has been established, over any other creditors (save by binding obligation or any other cause not attributable to the Borrower) or if any other circumstances prevent or may prevent or be detrimental to any guarantee or its priority (save by binding obligation or any other cause not attributable to the Borrower).

19.13	If a Material Adverse Change occurs.

19.14	If a Takeover is made which may, in the reasonable opinion of the Bank, adversely affect the Bank’s interests as creditor of the Borrower.

19.15	If the Borrower discontinues for any reason its normal course of business.

19.16	If any administrative or legal proceedings are instituted against the Borrower or any company in the Borrower’s Group causing or that may cause a Material Advserse Change.

20.	GUARANTEES

20.1	Guarantee by the Initial Guarantors

20.1.1	The Initial Guarantors guarantee to the Bank, jointly and severally among themselves and with the Borrower, the fulfilment of each and all of the

Borrower’s obligations hereunder, on the same terms and conditions as the Borrower, expressly waiving the benefits of division, priority and discussion, until all the Borrower’s obligations hereunder and thus guaranteed have been fully cancelled.

20.1.2	The Bank accepts the guarantee made in Clause 20.1.1 above.

20.1.3	The guarantee made in Clause 20.1.1 above shall be subject to the following:

(a)	The Initial Guarantors accept the form of debt settlement established in Clause 21 and the submission to the jurisdiction established in Clause 26, with express waiver of any other jurisdiction. Their address for notices hereunder is as per Clause 22.

(b)	The Initial Guarantors accept, without reservation and waiving as appropriate the rights established in sections 1839 and 1212 of the Civil Code, that any part payments made in fulfilment of their obligation as guarantors shall not entitle them to any subrogation against the Borrower in the payments of the Bank until such time as the Bank shall have received full repayment of the Facility and unless the Initial Guarantors establish sureties or take other measures guaranteeing to the satisfaction of the Bank the priority corresponding to the Bank under section 1213 of the Civil Code to collect any remaining credit it may hold against the Borrower.

(c)	The Initial Guarantors hereby agree to all effects and purposes to any periods of grace or facilities granted to the Borrower and any modification of the terms and conditions of this Facility that may be agreed between the Bank and the Borrower in the future, provided they do not increase the amount of the Facility or the interest rate applicable thereto.

(d)	The rules on payments and their application established in Clause 13 shall be applicable to all payments made by the Initial Guarantors in fulfilment of this guarantee.

(e)	The assignment of the credit rights or subrogation in the contractual position of the Bank (and/or its legitimate assignees) contemplated in Clause 24 shall not detract from or otherwise howsoever adversely affect the validity and effectiveness of this guarantee, which shall remain in full force and effect.

(f)	This guarantee shall be deemed to remain in force until the Bank has received full payment of all sums that it is entitled to receive from the Borrower under this Facility, even after its final maturity.

(g)	The Bank may enforce the guarantee made in this Clause in such order as it may deem fit in respect of the other guarantees furnished or promised hereunder.

20.2	Guarantee by the Material Subsidiaries

The Borrower undertakes that the Material Subsidiaries shall furnish the guarantee contemplated in Clause 18.2.1.(j) within the time stipulated in that clause.

21.	ENFORCEMENT

21.1	In the event of termination or expiry of the Facility, the Bank shall make an assessment of the account contemplated in Clause 6. The Parties expressly agree that the resulting balance of that account shall be the net sum due and payable for the purposes of payment and collection proceedings or for the purpose of court or out-of-court claims. The Bank shall issue a certificate of such balance, which shall be valid evidence in court and shall be effective for all legal purposes.

21.2	In pursuance of section 572 of the current Code of Civil Procedure, the Parties expressly agree that collection proceedings may be brought against the Borrower for the sum indicated in the assessment made by the Bank as agreed by the Parties herein, after notifying the Borrower of the result of that assessment. To file summary collection proceedings, the Bank shall submit this Agreement together with the certificate issued by the notary or other attesting officer in pursuance of section 517.5 of the Code of Civil Procedure, the certificate issued by the Bank indicating the balance obtained in the assessment, including a statement of the credit and debit entries made in the account and entries corresponding to the application of interest, and the attested document certifying that the assessment was made in the form agreed herein, a document evidencing that the Borrower has been notified of the sum due and payable and, whenever the Bank may so deem fit, supporting documents for the different debit and credit entries.

22.	NOTICES

All notices and other communications to be exchanged between the Borrower and the Bank hereunder shall be made by any means allowing evidence of remittance and receipt, unless a special form of communication is elsewhere stipulated.

Notices shall be deemed duly made when sent sufficiently in advance, as specified, by telegram or telefax to the respective addresses and numbers as below. The telegram receipt or original telefax containing indication of receipt at the respective address or number shall constitute attested proof of the notice, without prejudice to subsequent confirmation of such notices by telegram or telefax in a letter signed by a duly authorised person, in the case of notices given, or acknowledgement of receipt in the same form, n the case of notices received.

The following addresses, fax numbers and contacts are indicated for the Parties hereto:

For the Borrower and the Guarantors:

Ebro Puleva S.A.

Address:	Calle Villanueva nº 4, 28001 Madrid

Telephone:	91-724.52.81

Telefax:	91-724.53.85

Contact:	Javier Lozano

For the Bank:

JPMorgan Chase Bank, Sucursal en España

1.	Contacts for documentation

Address:	Calle José Ortega y Gasset, 29, 2[a] planta, Madrid

Telephone:	91-516.13.21 / 91-516.12.83

Fax:	91 516 1490

Contact: Juan Manuel Torres Lantada / José García-Salmones Fernández

E.mail: Juan.Manuel.Torres@jpmorgan.com /jose.garcia.salmones@jpmorgan.com

2.	Contacts for operating issues

Address:	Calle José Ortega y Gasset, 29, 2[a] planta, Madrid

Telephone:	91-516.14.14 / 91-516.12.79

Fax:	91-516.16.36

Contact: María González González / Paloma Fernández-Alia

E-mail: paloma.fernandez@chase.com / maria.d.gonzalez@jpmorgan.com

23.	ASSIGNMENT BY THE BORROWER

The Borrower may not assign, transfer, substitute or subrogate its rights and obligations hereunder without the prior, express, written consent of the Bank.

24.	ASSIGNMENT BY THE BANK

The Bank may assign to third-party financial institutions all or part of its rights hereunder and be subrogated in its contractual position, on such terms and conditions as it may deem fit, to which the Borrower and the Guarantors expressly consent. Consequently, no further consent shall be required, provided that the following requirements are met:

24.1	The assignee shall be a financial institution as per Article 3 of Royal Decree 1343/1992 of 6 November or an Asset-Backed Securities Fund as per Royal Decree 926/1998 of 14 May.

24.2	The assignee shall not be resident in any of the territories considered tax havens pursuant to Royal Decree 1080/1991 of 5 July or such legal provisions as may substitute that Royal Decree or operate for the purpose of this Agreement through a branch domiciled in any such territories.

24.3	The amount of the share in the Facility that the assigner plans to assign shall be no less than 2,000,000 USD (TWO MILLION US DOLLARS), unless it plans to assign its entire outstanding share in the Facility, in which case the assignment may be made for the amount of said entire outstanding share of the assigner.

24.4	Regardless of whether it is a total or partial assignment, the Borrower shall not undertake to the assignee greater obligations than those contracted with the assigner or any costs or expenses arising as a result of that assignment (including tax costs, notary’s fees and legal costs).

24.5	At the effective date of the assignment, the Borrower shall not have any legal duty to the assignee to make any deductions or withholdings on the payments to be made hereunder, provided such deductions or withholdings were not applicable to the assigner at the effective date of the assignment.

24.6	The assigner shall notify the Borrower of the assignment at least seven (7) Business Days prior to the effective date thereof. Otherwise, any payments made by the Borrower to the Bank shall have full discharging effects for the Borrower.

24.7	The effective date of the assignment shall coincide with the end of an Interest Period.

25.	TRANSLATION OF THIS AGREEMENT

In order to enable the Borrower to comply with the legal requirements applicable to the Private Placement, an English translation of this Agreement is attached as Annex 4 hereto.

To avoid any doubt or confusion, the Parties expressly indicate that in the event of any discrepancy between the terms and conditions established in this Agreement and those established in the English translation, the terms and conditions of this Agreement shall prevail.

26.	APPLICABLE LAW

This Agreement is governed by Spanish law. It is a commercial agreement, regulated primarily by the terms and conditions established herein and, in any aspects not contemplated therein, by the provisions of the Spanish Commercial Code, commercial customs and practice in Spain and the provisions of the Spanish Civil Code.

27.	JURISDICTION

The Parties expressly submit to the jurisdiction and competence of the courts of the City of Madrid, waiving any other jurisdiction that may correspond to them.

This Credit Facility Agreement is executed before and attested by the Notary of Madrid first above named, in pursuance of section 1216 of the Civil Code, section 517 of the Code of Civil Procedure and other applicable legislation.

The Parties hereto express their approval and acceptance of the contents of this Agreement as drafted herein, issued on pages, including the annexes and cover page, and in witness whereof they execute and sign it, before me, in six (6) authentic originals for delivery to the parties, one of which to be kept in my files.

And I, the Notary, after making the necessary legal warnings and admonitions, CERTIFY the identity of the signatories hereto, the authenticity of their signatures, that in my opinion they have the necessary capacity to execute this document, that their consent has been freely given and that the Agreement is executed in accordance with the law and the duly informed will of the Parties hereto.

Jaime Carbó Fernández	Francisco Javier Lozano Vallejo
Miguel Ángel Pérez Álvarez	Oscar Sainz Septién
For and on behalf of:	For and on behalf of:
EBRO PULEVA S.A.	AZUCARERA EBRO, S.L.

Jesús María Faces García	Gabriel Martín Ocaña
Salvador Quintero Cruz	Luis Javier Pérez Campo
For and on behalf of:	For and on behalf of:
HERBA RICEMILLS, S.L.	PULEVA FOOD S.L.

Ricardo Barrenechea Elorrieta
Emérico Salas Collantes
For and on behalf of:
JPMORGAN CHASE BANK, SUCURSAL EN ESPAÑA